Exhibit 99.1

LECG CORPORATION FINALIZES RETENTION AGREEMENTS

WITH DR. DAVID TEECE AND DAVID KAPLAN

Emeryville, CA, November 27, 2007 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced that it has signed seven-year retention agreements with Dr. David Teece, non-executive vice chairman, and Mr. David Kaplan, executive director.

Michael Jeffery, LECG chief executive officer, stated, “LECG is pleased to announce the finalization of retention programs with key leaders and rain makers Dr. Teece and Mr. Kaplan, both of whom have agreed to multi-year commitments to the company. These retention programs are designed to preserve LECG’s key strategic assets -- our top talent and reputation for thought leadership -- and are consistent with our recovering value plan objectives of improving gross margin and driving profitable top line growth.”

Mr. Jeffery continued, “These retention agreements further support our renewed emphasis on accountability and the implementation of performance management. They were carefully considered by our board of directors and informed by prevailing market values for key thought leaders and business builders.”

“In addition, we have designed a new incentive program to reward established entrepreneurial experts to build strategic areas of the firm within capital investment limitations,” Mr. Jeffery added. “As part of this initiative, Mr. Kaplan’s employment agreement provides for a practice development bonus that could be earned at the end of four years if revenue growth and profitability targets for both his current practice as well as a new practice are met. We believe energizing LECG experts like Mr. Kaplan, who possess a strong entrepreneurial spirit, with such a practice development mechanism, is an effective way to reward these experts inline with LECG’s objectives of driving profitable growth for the company and enhancing shareholder returns.”

Terms of the Employment Agreements

Under the terms of the employment agreements, LECG will make cash retention payments to Dr. Teece and Mr. Kaplan totaling $10 million and $9.8 million, respectively.  The payments will be made in installments in the fourth quarter of 2007 and the first quarter of 2008. These retention bonuses are to be earned ratably over a 7-year period, which entitles LECG to recoup the unearned portion of the retention payment should either Dr. Teece or Mr. Kaplan voluntarily terminate their employment contract with the company or if they are terminated for cause. As a result of these payments, LECG will recognize additional bonus amortization expense of approximately $700,000 per quarter in cost of services over a 7-year period.

Dr. David Teece, LECG non-executive vice chairman, stated, “As an original founder of LECG 20 years ago, I am pleased to be reaffirming my commitment to LECG and its many loyal and highly capable employees. I do so enthusiastically. The firm’s corporate capabilities now transcend what any one or small group of us can do. I remain dedicated to the critically important tasks of building the LECG brand and global reputation for excellence and independence in thought leadership.”

Mr. Jeffery concluded, “With this critical element of our fourth quarter recovery plan objectives now completed and quantified, we are taking final steps to improve the level and sustainability of both our gross and operating margin lines. Our focus now is putting the finishing touches on our expert equity incentive and retention program, confirming our geographic footprint, and refining our practice area organization and services offerings. LECG remains on track to enter 2008 with a targeted operating base, a manageable business model that delivers an attractive return to our shareholders, and a solid platform for profitable future growth.”

Rule 10b-5(1) Common Stock Trading Plan for Dr. Teece

Dr. Teece intends to adopt a pre-arranged stock trading plan to exercise and sell a portion of his LECG Corporation common stock and stock options as part of his individual long-term strategy for asset diversification and liquidity. The stock trading plan will be adopted in accordance with guidelines specified under Rule 10b-5(1) of the Securities and Exchange Act of 1934, and LECG’s policies with respect to the sales of shares held by directors and officers.  Dr. Teece’s prior Rule 10b-5(1) plan for the sale of LECG shares expired on November 15, 2007.

Dr. Teece commented, “The stock trading plan I am refiling is designed to diversify my personal assets in a prescribed, orderly fashion.”

The company has filed a Form 8-K today that contains a summary of the material terms of the employment agreements entered into by LECG and Dr. Teece and Mr. Kaplan, respectively.

About LECG

LECG, a global expert services firm with more than 850 experts and professionals in 32 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com